EXHIBIT 5.1

10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

May 15, 2018

CytRx Corporation 11726 San Vincente Blvd. Suite 650 Los Angeles, California 90049
Ladies and Gentlemen:
We have acted as counsel to CytRx Corporation, a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), of (i) securities, including shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), at an aggregate initial offering price not to exceed $150,000,000 registered pursuant to the Registration Statement on Form S-3 (File No. 333-217184) (including the prospectus contained therein, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"); and (ii) the prospectus supplement, dated May 11, 2018 (the "Prospectus Supplement"), relating to the issuance and sale by the Company of 5,600,000 shares of Common Stock (the "Shares"). We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus Supplement pursuant to a securities purchase agreement by and between the Company and the purchasers named in the signature pages thereto (the "Purchase Agreement").  This opinion letter is furnished to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, in connection with the Registration Statement.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Purchase Agreement; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of California and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. While certain members of this firm are admitted to practice in certain jurisdictions other than California, in rendering the foregoing opinions we have not examined the laws and we do not express any opinion herein concerning any laws other than the internal laws of the State of California and the Delaware General Corporation Law or consulted with members of this firm who are admitted in any other jurisdictions other than California with respect to the laws of any other jurisdiction.  Accordingly, the opinions we express herein are limited to matters involving the internal laws of the State of California and the Delaware General Corporation law.
This opinion has been prepared solely for use in connection with the transmitting for filing of the Prospectus Supplement on the date of this letter and may be relied upon for no other purpose without our prior written consent.
We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption "Legal Matters." In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.
  Very truly yours,
  /s/ LOEB & LOEB, LLP
       Loeb & Loeb, LLP